UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 2, 2015
GT ADVANCED TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

001-34133	03-0606749
(Commission File Number)	(I.R.S. Employer Identification No.)

243 Daniel Webster Highway, Merrimack, New Hampshire 03054
(Address of principal executive offices)
(603) 883-5200
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As previously disclosed in the Current Report on Form 8-K filed by GT Advanced Technologies Inc. (the “Company”), on October 6, 2014, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions in the United States Bankruptcy Court for the District of New Hampshire (the “Bankruptcy Court”) for reorganization relief under the provisions of Chapter 11 of Title 11 of the United States Code. The Debtors’ Chapter 11 cases (the “Chapter 11 Cases”) are being jointly administered under the caption In re GT Advanced Technologies Inc., et al, Case No. 14-11916 (HJB). Further information about the bankruptcy process is available at the Claims Agent’s website at www.kccllc.net/gtat.
Item 1.01. Entry into a Material Definitive Agreement.
On November 2, 2015 certain of the Debtors, including the Company, entered into a Settlement Agreement (the “Settlement Agreement”) with Apple Inc. (“Apple”) and Platypus Development LLC (together with Apple, the “Apple Parties”) to settle certain claims in connection with the Chapter 11 Cases and amend the lease (the “Mesa Lease”) of the Company’s facility in Mesa, Arizona (the “Mesa Facility”). Subject to certain exceptions, the Settlement Agreement supersedes the Amended and Restated Adequate Protection and Settlement Agreement (the “Prior Settlement Agreement”) entered into between the Debtors and the Apple Parties on December 15, 2014 and more particularly described in the Company’s Current Report on Form 8-K filed on December 19, 2014.
Pursuant to the terms of the Settlement Agreement, on or before November 23, 2015 the Debtors will conduct an auction of the advanced sapphire growth furnaces (“ASFs”) currently located in the Mesa Facility. The net proceeds from the sales of all ASFs sold in such auction will be divided between the Debtors and Apple, with 50% being distributed to the Debtors and 50% being distributed to Apple. The Debtors will have the option, subject to certain conditions and limitations, to retain 364 units; provided, that the Debtors may retain additional ASFs to the extent the Debtors believe in good faith they will be able to sell such units before December 31, 2015.
On November 25, 2015, title to any ASFs that are not sold at auction or retained by the Debtors as described above will pass to Apple free and clear of all encumbrances. Apple has agreed to scrap such furnaces, and any other ASFs it obtains title to in connection with the Settlement Agreement, at its own expense. Apple will not be permitted to otherwise use or sell such furnaces.
Except as provided in the Settlement Agreement, Apple will not be entitled to any further distributions from the Debtors’ bankruptcy estates and, as of November 23, 2015, will release and discharge any liens and security interests in property of the Debtors’ estates. In addition, Apple’s non-recourse claim in the amount of $439 million pursuant to the Prior Settlement Agreement will be deemed satisfied and expunged in exchange for Apple’s rights to net proceeds under the Settlement Agreement and from the sale of ASFs held in inventory by the Debtors.
The Settlement Agreement also amends the Mesa Lease to provide for the termination of the Debtors’ obligations to pay certain additional rent and for the cost of security, and to provide further that the Debtors shall have no further obligations to make any other payments in connection with the Mesa Lease.
The effectiveness of the Settlement Agreement is subject to the consummation of a waiver and amendment with respect to the Company’s Debtor-in-Possession Credit Agreement, dated July 27, 2015 (the “DIP Credit Facility”), which is more particularly described in and filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 31, 2015 (the “July 31, 2015 Form 8‑K”). Such waiver and amendment must be in form and substance acceptable to the lenders under the DIP Credit Facility (the “DIP Lenders”). In addition, the effectiveness of the Settlement Agreement is subject to approval by the Bankruptcy Court and the entry of an order effecting such approval.
The Settlement Agreement provides that, prior to its effectiveness, the Debtors will amend the Intercompany Settlement Agreement, dated as of July 20, 2015, among certain of the Company’s affiliates, which is more particularly described in and filed as Exhibit 10.2 to the July 31, 2015 Form 8-K, and will also amend the ancillary documents and exhibits related thereto, to reflect the Settlement Agreement. Such amendments must be in form and substance acceptable to the DIP Lenders.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, which is filed as Exhibit 10.1 hereto.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1	Apple Settlement Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
GT ADVANCED TECHNOLOGIES INC.
Dated: November 9, 2015
/s/ Hoil Kim

By:	Hoil Kim

Its:	Vice President, Chief Administrative Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Apple Settlement Agreement